EXHIBIT 99.1

Liquor Group Wholesale, Inc. Announces Profitable Fiscal 2009 Operating Results

Jacksonville,  Florida - August 31, 2009 - Liquor Group Wholesale,  Inc. (OTCBB:
LIQR) announced its unaudited results for fiscal fourth quarter of 2009, prior to the annual shareholder conference.

Fiscal year net income (before expensing non-cash transactions of $256,000) was $729,828, or $0.0682 basic weighted earnings per share before non-cash expenses. The Company enjoys all profits through the use of a $25 million net operating tax loss captured in the merger of August 2007, an asset utilized to offset tax due on net profits every quarter.

Key Financials:

Key financial highlights for fiscal 2009 include:

o        Gross margin of 38.8%
o        Net income of 40.2%
o        Current liquid ratio of +1.85

C. J. Eiras, President and CEO commented, "Liquor Group Wholesale, which represents approximately 8% of Liquor Group associated worldwide operations continued to see positive developments in operations again this year, as evidenced by strong performance in the final quarter of our fiscal year. Once again our profitability demonstrates that even in this tough economy our operational system works. Our continued portfolio expansion of high-margin brands coupled with increased market presence has again led to positive results for our shareholders."

Eiras continued "Our core business operations were again positively impacted by the advantages of our patent-pending business model. Increased sales are partly attributed to some new additions to our brand portfolio as well as the expansion of our sales force and territories, which continued to outpace supplies of products due to our buying power and leverage. Some of the leading premium products in the market have begun taking advantage of our growing operation; and our business model is increasingly becoming more accepted by the alcohol beverage industry."

The Company provides these results to investors so that they might gain better insight into its underlying business trends from continuing operations.


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Liquor Group's Patent-Pending Business Model:

Liquor Group Wholesale does not utilize any form of bank financing, floor plans or other credit facilities in its' business operations. The Liquor Group patent-pending business model provides the company insulation from the credit market squeeze. Distributors following "traditional" business models for spirits distribution must have access to credit markets in order to pay for the large supplies of products that they buy for distribution over many months and they count on proceeds from their sales to re-pay funds used to finance the purchase. Our Patent-Pending Bailment system allows us to pay only for the product sold once collected, using only a portion of the collected funds, eliminating the need to go to increasingly expensive and tight credit sources for funding. This essential difference between "traditional distributors" and Liquor Group's Innovative Distribution business model increases our access to many specialty and mid-level mass market brands for our portfolio while other distributors following the "traditional" model are forced to eliminate brands in their portfolios as the credit crunch makes it increasingly difficult for them to find backing to floor plan their product purchases.

About Liquor Group Wholesale

Liquor Group Wholesale, Inc. (OTCBB:LIQR) is a liquor and wine distribution company representing more than 1800 spirits and wine products with varying degrees of operations in 32 U.S. States making available many of the world's leading & emerging alcohol beverage brands. More information available at www.LiquorGroup.com

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Liquor Group Wholesale, Inc.
Jason Bandy
904-285-5885